EXHIBIT 10.1

THE PMI GROUP, INC.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

EFFECTIVE APRIL 1, 1995

(Amended and Restated as of September 20, 2006)

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TABLE OF CONTENTS (continued)

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ARTICLE I

DEFINITIONS

1.01 “Affiliate” means each corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with the Employer.

1.02 “Committee” means the Committee under the PMI Retirement Plan.

1.03 “Company” means The PMI Group, Inc.

1.04 “Covered Compensation” means Covered Compensation as defined under the Retirement Plan.

1.05 “Disability” or “Disabled” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration. The Committee shall determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable.

1.06 “Employer” means The PMI Group, Inc. as defined under the Retirement Plan.

1.07 “Final Average Compensation” means, subject to Section 3.02(a), Final Average Compensation as defined under the Retirement Plan.

1.08 “Participant” means any employee who: (a) is eligible for benefits under the Retirement Plan, (b) retires on or after January 1, 1989, and (c) meets the eligibility requirements of Section 3.01 of this Plan.

1.09 “Plan” means this plan, The PMI Group, Inc. Supplemental Employee Retirement Plan as set forth in the instrument and as heretofore or hereafter amended from time to time.

1.10 “Retirement Plan Benefits” is defined in Section 4.05 of this Plan.

1.11 “Retirement Plan” means The PMI Group, Inc. Retirement Plan.

1.12 “Retired Participant” means a Participant who retired in accordance with the provisions of the Retirement Plan as heretofore or hereafter amended.

1.13 “Separation from Service” means a Participant’s death, retirement or other termination of employment with the Employer and all of its Affiliates (as determined in accordance with section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder). For this purpose, the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government), except that if the period of such leave exceeds six (6) months and the Participant’s right to reemployment is not provided for by statute or contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six-month period.

1.14 “Specified Participant” means a Participant who is a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) of the Company. For this purpose, a Participant shall be deemed to be a “key employee” of the Company during a Plan Year if he or she met the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the 12-month period ending on September 30 immediately preceding such plan year.

1.15 “Spouse” means Spouse as defined in the Retirement Plan.

1.16 “Trust” means a trust established pursuant to Section 4.09 of the Plan for the purposes of holding assets for the payment of the Employer’s general creditors, including the Employer’s Participants. Such Trust shall be intended to be a grantor trust, of which the Employer is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code. In addition, the Trust, if established, shall be irrevocable and shall conform to the provisions of Revenue Procedure 92-64.

1.17 “Year of Benefit Accrual Service” means Year of Benefit Accrual Service as defined under the Retirement Plan.

ARTICLE II

INTRODUCTION

2.01 Purpose. The purpose of this Plan is: (1) to restore to employees of the Company the benefits they lose under the Retirement Plan as a result of the compensation limit in section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, and (2) to restore to employees the benefits they lose as a result of section 415 of the Code, as amended, or any successor provision. The Plan is an unfunded deferred compensation program for a select group of management and highly compensated employees. Thus, the Plan is subject to Part 1 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but is exempt from Parts 2, 3 and 4 thereof.

2.02 Administration. The Plan will be administered by the Committee. The Committee has all discretionary authority to issue such rules as it deems appropriate and to interpret the provisions of the Plan and make factual determinations, including the power to determine the rights or eligibility of employees or participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies, or omissions. Any decision by the Committee shall be final, binding; and conclusive on all participants and all other persons.

ARTICLE III

ELIGIBILITY AND AMOUNT OF BENEFITS

3.01 Eligibility. Each employee of an Employer who meets the definition of Section 1.08 is eligible to receive a benefit under this Plan if he or she is vested in benefits under the Retirement Plan and if such vested benefits have been reduced because of the application of section 401(a)(17) or section 415 of the Code.

3.02 Amount of Benefit. The amount of benefit paid from the Plan will be equal to: (a) minus (b) below:

(a) The benefit which would have been payable to the Participant under the terms of the Retirement Plan, but for the restrictions of section 401(a)(17) and section 415 of the Code. Notwithstanding the foregoing, and notwithstanding any contrary provision of the Retirement Plan, “Compensation,” for purposes of determining a Participant’s Final Average Compensation, shall mean Compensation as defined under the Retirement Plan, but shall include amounts a Participant defers under any nonqualified deferred compensation sponsored by an Employer.

(b) The amount of benefit payable from the Retirement Plan.

3.03 Preretirement Surviving Spouse Benefit. Preretirement Surviving Spouse Benefits will be payable under this Plan on behalf of a Participant if such Participant’s surviving Spouse is eligible for benefits payable from the Retirement Plan. The benefit payable will be determined in a manner consistent with similar benefits under the Retirement Plan.

3.04 Death Benefits After Retirement. Benefits will be payable from this Plan to a beneficiary or contingent annuitant designated by a Retired Participant only if such beneficiary or contingent annuitant will also receive benefits from the Retirement Plan after such Participant’s death. The amount of the benefit payable will be determined in a manner consistent with similar benefits under the Retirement Plan.

ARTICLE IV

PAYMENT OF BENEFITS

4.01 Payment of Benefits. A Participant who incurs a Separation from Service from the Company, or an Affiliate of the Company, shall receive the benefits payable due him or her under this Plan.

4.02 Benefit Payment Election. A Participant may elect (a) a single lump sum based on the life annuity at the time the Participant terminates or retires, or (b) an annuity form of payment permitted under the terms of the Retirement Plan. A Participant’s election as to the form of payment shall be irrevocable and must be made while the Participant is an employee and at least twelve months prior to payment under the Plan. The Retirement Plan factors for calculating the Participant’s payment under the Plan in effect at the time of termination or retirement will be used to calculate such payment. Notwithstanding the foregoing or any contrary Plan provision, the timing and form of a Participant’s election under this Plan shall be in compliance with section 409A of the Code.

4.03 Delay of Payment to a Specified Participant. Notwithstanding any contrary Plan provision, any payment(s) that are otherwise required to be made under the Plan to a Specified Participant as a result of his or her Separation from Service shall be accumulated during the first six (6) months following such Separation from Service and shall instead be paid on the payment date that immediately follows the end of such six-month period (or if earlier, the date of death of such Specified Participant) or as soon as administratively practicable thereafter.

4.04 Retirement Plan Termination. No further benefits may be earned under this Plan with respect to the Retirement Plan after the termination of the Retirement Plan.

4.05 Retirement Plan Benefits. The term “Retirement Plan Benefits” generally means the benefits actually payable to a Participant, Spouse, beneficiary, or contingent annuitant under the Retirement Plan. However, this Plan is only intended to remedy pension reductions caused by the operation of section 401(a)(l7) and section 415 of the Code and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term “Retirement Plan Benefits” shall be deemed to mean the benefits that would have been actually payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a) A reduction in pension benefits as a result of a distress termination (as described in section 4041(c) of ERISA, or any comparable successor provision of law) of the Retirement Plan. In such a case, the Retirement Plan Benefits will be deemed to refer to the payments that would have been made from the Retirement Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA section 4041(b) or any comparable successor provision of law).

(b) A reduction of accrued benefits as permitted under section 412(c)(8) of the Code, as amended, or any comparable successor provision of law.

(c) A reduction of pension benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.

4.06 Facility of Payment. Any amount payable under the Plan to a person under a Disability may be paid to such person’s legal representative, or may be applied for the benefit of such person in any manner selected by the Committee.

4.07 Review of Benefit Determinations. The Committee will provide notice in writing to any Participant or beneficiary whose claim for benefits under the Plan is denied and the Committee shall afford such Participant or beneficiary a review of its decision if so requested.

4.08 Payment and Funding of Benefits. Amounts payable under the Plan to or on account of a Participant shall be paid directly by the Employers, and shall be provided solely from the general assets of the Employers. Benefits under the Plan are not funded, the Employers’ obligation to pay such benefits is merely an unsecured contractual obligation, and a Participant or beneficiary shall be treated as a general creditor of the Employers with respect to any benefits payable under the Plan. Except as provided in Section 4.09, nothing in this Plan shall be deemed to create a trust of any kind for the benefit of the Participant or any beneficiary, or create any fiduciary relationship between the Company and the Participant or any beneficiary with respect to any assets of the Company.

4.09 Contributions to Trust Upon a Change of Control. Upon a “Change of Control” (as defined below) and by the fifteenth business day following the end of each calendar month of each Plan year thereafter, the Employer shall irrevocably deposit cash (or its equivalent) to a Trust for the investment of benefits payable under the Plan to or on account of each Participant. However, any contributions made to the Trust in respect of each Participant shall remain subject to the claims of the general creditors of the Employers. Nothing contained in this Section 4.09 shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company. For purposes of this Plan, “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the asset of the Company (as determined in accordance with section 409A(a)(2)(A)(v) of the Code and the applicable regulations issued thereunder).

ARTICLE V

MISCELLANEOUS

5.01 Action by Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

5.02 Amendment and Plan Termination. The Company may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time to time, in whole or in part, but no amendment, suspension, or termination of the Plan shall, without the consent of a Participant, reduce the accrued benefit of the Participant or any Spouse; provided, however, that this Section 5.02 shall not prevent reductions on account of the Participant’s (or Spouse’s) benefit ceasing to be affected (or becoming affected to a lesser degree) by the limitations of section 401(a)(17) and section 415 of the Code.

5.03 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or the Employer directly employing the Participant to terminate any

Participant’s employment at any time, with or without cause. Employment with the Company and its Affiliates is on an at-will basis only.

5.04 Assignment of Benefits. A Participant, Retired Participant, surviving Spouse, or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge, or encumber any benefits to which he or she is or may become entitled under the Plan, nor may the same be subject to attachment or garnishment by any creditor’s claim or to legal process.

5.05 Construction. The Committee shall have full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies, or omissions.

5.06 Applicable Law. The Plan is intended to comply with the provisions of section 409A of the Code. Notwithstanding any contrary Plan provision, the Plan shall be construed, administered and enforced in a manner that is consistent with such intent, and any provision that would cause the Plan to fail to satisfy section 409A of the Code shall have no force and effect until amended to comply with section 409A of the Code (which amendment may be retroactive to the extent permitted by section 409A of the Code and may be made without the consent of any Participant or beneficiary). The provisions of the Plan also shall be construed, administered and enforced in accordance with the applicable provisions of ERISA, and to the extent not preempted by ERISA, with the applicable state laws described in Section 5.07.

5.07 Governing State Law; Severability. The Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of California (but without giving effect to any choice or conflict of law, provision or rule which would cause the application of the laws of any jurisdiction other than the State of California). If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall continue to be fully effective.

5.08 Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

5.09 Participation of Affiliates. One or more Affiliates of the Company may become a participating employer by adopting the Plan. By adopting the Plan, an Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the Company to amend the Plan and the provisions granting exclusive authority to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time subject, in each case, to the approval of the Company. The liabilities incurred under the Plan to the Participants employed by each employer shall be solely the liabilities of that employer, and no other employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such employer.

5.10 Indemnification. The Company shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Company’s Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

5.11 Income Inclusion Under Section 409A of the Code. If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible for federal income tax purposes in the gross income of a Participant before his or her actual receipt of such benefits due to a failure of the Plan to satisfy the requirements of section 409A of the Code, Participant shall be solely responsible for his or her expenses, including additional taxation, related to such a determination.

5.12 No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any benefits under the Plan. The Company and the other Affiliates make no guarantees regarding the tax treatment to any person of any payments made under this Plan.

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed the amended and restated Plan on the date indicated below, such amendments shall be effective as of September 20, 2006.

THE PMI GROUP, INC.

Dated: _________________	By:

Title: